Elite Pharmaceuticals Expands its Board of Directors
Wednesday December 18, 8:32 am ET



NORTHVALE, N.J., Dec. 18 /PRNewswire-FirstCall/ -- Elite Pharmaceuticals, Inc. (Amex: ELI - News) announced today that three new members have been elected to its Board of Directors: John P. de Neufville, Ph.D., Richard A. Brown, and John
A. Moore. They will join the current Board, which includes Atul M. Mehta, Ph.D., Eric L. Sichel, M.D., Donald S. Pearson, and Harmon Aronson, Ph.D.

Dr. John P. de Neufville has been the Chief Executive Officer and President of Voltaix, Inc., a supplier of electronic chemicals, since 1986. Dr. de Neufville has been a member of Elite's board of advisors since 1997. He holds a Ph.D. in applied physics and an M.S. in geology from Harvard University and a B.S. in geology from Yale University.


John A. Moore has been Chief Executive Officer and President of Edson Moore Healthcare Ventures, an investment entity, since July 2002. Since 1994, Mr. Moore has been Chief Executive Officer and President of Optimer, Inc., a research based polymer development company. Mr. Moore holds a B.A. in history from Rutgers University.


Richard A. Brown, has been Chairman of the Board of Directors of Niadyne, Inc., a dermatologic product and drug delivery company, since 1997. From 1986 to the present, Mr. Brown also has been President of Eagle Ventures, a healthcare venture capital and investment banking company. Mr. Brown also worked in the securities field for Tucker Anthony from 1972 to 1984 and Healthcare Ventures from 1984 to 1986.


"We are pleased to welcome Dr. de Neufville, Mr. Moore, and Mr. Brown to our Board," stated Atul M. Mehta, CEO. "Each new member brings a unique background to Elite, complementing the expertise of the current board members, and each is a significant shareholder in the Company. With all of the exciting recent events at Elite -- such as the acquisition of the rights of the once-a-day Oxycodone product from our joint venture with Elan and the addition of Chris Dick as our Vice President of Business Development -- we are enthusiastic about entering the new year."


Elite specializes in the development of delayed release, sustained release, targeted release, pulse release and other oral controlled release systems. Elite has over fifteen products under development in the therapeutic areas that include cardiovascular, diabetes, arthritis, pain, neurology, allergy and infection. Some of these products are being developed in collaboration with other pharmaceutical companies. Elite has been issued three patents and additional patent applications have been filed. Elite has also established an FDA and DEA registered facility in Northvale, NJ.


This release contains forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.

Source: Elite Pharmaceuticals

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